CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 12, 2005, relating to the financial statements and financial highlights which appears in the August 31, 2005 Annual Report to the Board of Trustees and Shareholders of Templeton Global Smaller Companies Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS LLP

San Francisco, California
December 28, 2005